Media Contact: Scott Scredon 770.315.0745 / scott.scredon@statebt.com
Investor Relations Contact: Jeremy Lucas 404.239.8626 / jeremy.lucas@statebt.com

Anne H. Kaiser Elected to State Bank Financial Corporation Board of Directors

ATLANTA, GA, September 13, 2016 – Anne H. Kaiser has been elected to the board of directors of State Bank Financial Corporation (NASDAQ: STBZ) and its subsidiary bank, State Bank and Trust Company. Kaiser is the vice president of Community and Economic Development for Georgia Power and leads the company’s efforts to recruit new industry to Georgia and help existing industries grow.

Georgia Power’s Community and Economic Development department has been recognized internationally as one of the top economic development organizations in the world, bringing in more than 126,000 new jobs and $26.5 billion in capital investment to Georgia in the past decade.

“Anne Kaiser has worked successfully with numerous industries and companies to promote the benefits of investing in Georgia,” said Joe Evans, State Bank Financial Chairman and CEO. “I am honored that Anne has accepted our invitation to join the State Bank board of directors.”

Kaiser joined Georgia Power in 1998. She has held a variety of positions, including vice president of Corporate Services, assistant to the president and chief executive officer and vice president of Sales, where she was responsible for revenue generation and customer satisfaction for 2.3 million residential customers. Prior to her current role, Kaiser served as vice president of Georgia Power’s Northwest Region, with responsibility for 15 counties and more than 170,000 customers.

Kaiser graduated with a bachelor’s degree in public relations from the University of Georgia. She is also a graduate of the Advanced Marketing Program at Harvard Business School and the National Association of Corporate Directors’ College.

Kaiser serves on the advisory board of the Georgia Department of Economic Development. She is chair of the REACH Foundation and the Dean’s Council of the Rollins School of Public Health at Emory University and vice chair of the board of the Technical College System of Georgia. Kaiser also serves on the boards of the Alliance Theatre, Berry College, Georgia Children’s Cabinet, and the Georgia Cities Foundation.

About State Bank Financial Corporation

State Bank Financial Corporation (NASDAQ: STBZ), with approximately $3.6 billion in assets as of June 30, 2016, is an Atlanta-based bank holding company for State Bank and Trust Company. State Bank operates 25 full-service banking offices in Metro Atlanta, Middle Georgia and Augusta, Georgia, and seven mortgage origination offices.

To learn more about State Bank, visit www.statebt.com.